SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                 SCHEDULE 14D-9

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                     Secured Investment Resources Fund, L.P.
--------------------------------------------------------------------------------
                            (Name of Subject Company)

                     Secured Investment Resources Fund, L.P.
--------------------------------------------------------------------------------
                      (Name of Person(s) Filing Statement)

                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      None
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                              Christopher K. Davis
                            Millenium Management, LLC
                        199 S. Los Robles Ave., Suite 200
                               Pasadena, CA 91101
                            Telephone (626) 585-5920
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
   Receive Notices and Communications on Behalf of Person(s) Filing Statement)

 [ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

ITEM 1, AND ITEMS 3 - 8.

     Millenium Management, LLC ("Millenium"), a California limited liability company, the general partner of the subject company, has previously filed on April 15, 2005 a Tender Offer Statement on Schedule TO, including the Offer to Purchase, dated April 15, 2005, the related Agreement of Transfer and Letter of Transmittal, and a Letter to Unit Holders dated April 15, 2005; and has previously filed on May 17, 2005 an Amendment No. 1 to the Tender Offer Statement on Schedule TO, including a Letter to Unit Holders dated May 13, 2005; and the information contained in the foregoing documents is incorporated herein by reference in answer to Item 1 and Items 3 - 8 of this Schedule 14D-9.

ITEM 2.

     This Schedule 14D-9 is being filed by Secured Investment Resources Fund, L.P. ("Registrant"), a Kansas limited partnership, of which the general partner is Millenium. The Registrant's business address is 199 S. Los Robles Ave., Suite 200, Pasadena, CA 91101, and its phone number is (626) 585-5920. The title of the class of securities to which this statement relates is units of limited partnership interest.

ITEM 9.    EXHIBITS.

9.1 Offer to Purchase, dated April 15, 2005 (Exhibit 12.1 to Schedule TO of Millenium Management, LLC dated April 15, 2005, is incoporated herein by reference).

9.2 Agreement of Transfer and Letter of Transmittal,  with Instructions (Exhibit
12.2 to Schedule TO of Millenium Management, LLC dated April 15, 2005, is incoporated herein by reference).

9.3 Letter to Unit Holders dated April 15, 2005 (Exhibit 12.3 to Schedule TO of Millenium Management, LLC dated April 15, 2005, is incoporated herein by reference).

9.4 Appraisal of the Cascade Apartments dated April 29, 2004 (Exhibit 12.4 to Schedule TO of Millenium Management, LLC dated April 15, 2005, is incoporated herein by reference).

9.5 Appraisal of the Hidden Valley Exchange Retail Center dated April 30, 2004 (Exhibit 12.5 to Schedule TO of Millenium Management, LLC dated April 15, 2005, is incoporated herein by reference).

9.6 Letter to Unit Holders dated May 13, 2005 (Exhibit 12.6 to Amendment No. 1 to Schedule TO of Millenium Management, LLC dated May 16, 2005, is incoporated herein by reference).

                                    SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 17, 2005


                                 SECURED INVESTMENT RESOURCES FUND, L.P.
                                 By: Millenium Management, LLC, General Partner


                                 By: /S/ W. ROBERT KOHORST
                                     --------------------------
                                     W. Robert Kohorst
                                     President